OSTEOTECH, INC. AND SUBSIDIARIES
            COMPUTATION OF FULLY DILUTED NET INCOME(LOSS) PER SHARE



                                                        Three Months                                       Six Months
                                                       Ended June 30,                                    Ended June 30,

                                         1996                   1995                      1996           1995

Net income (loss)                                $202,000               ($745,000)                   $373,000             ($709,000)

Shares used in computing net
 income (loss) per share:

  Weighted average Common shares
   outstanding                                  7,760,941              7,106,452                    7,662,884             7,101,400

  Weighted average Common shares
   issuable upon the exercise of
   outstanding stock options and
   warrants                                     1,587,724                716,669                    1,693,852               716,669

  Application of assumed
   proceeds towards repurchase
   of outstanding Common shares
   using the Treasury Stock
   method                                        (998,966)(a)             (4,822)(a)               (1,002,573)(b)         (4,873)(b)

      Shares used in computation                8,349,699              7,818,299                    8,354,163          7,813,196

Net income (loss) per share
     assuming full dilution                          $.02                   ($.10)                       $.04             ($.09)

             a) Computed using assumed proceeds of $7,242,503 and a closing market value of $7.25 in 1996 and proceeds of $24,000 and an average market value of $5.05 in 1995.

             b) Computed using assumed proceeds of $7,322,793 and an average market value of $7.304 in 1996 and proceeds of $24,000 and a closing market value of $5.00 in 1995.

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